AVP PLAYER AGREEMENT

This Agreement (the "Agreement") is entered into by and between Association of Volleyball Professionals, Inc. ("AVP") and ________________________ ("PLAYER").

WHEREAS, AVP's goals are to promote the sport of professional beach volleyball, preserve the integrity of the sport, and operate a series of "Events" (as defined herein) (the "Tour"); and

WHEREAS, PLAYER is an individual who understands that the right to play on the AVP Tour is a privilege, and desires both to participate in AVP Events (as defined below), and other officially supported professional beach volleyball events, as well as to work with the AVP for the betterment of beach volleyball; and

WHEREAS, AVP desires to have PLAYER render his/her services exclusively for and as directed by AVP, and to participate in AVP-sanctioned Events;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

As used in this Agreement, the terms set forth below shall be defined as follows:

a. "Contract Territory" shall mean the entire world.

b. "Contract Year" shall mean the twelve (12) month period commencing on each first day of January, or any portion thereof in the event the Agreement commences after January 1st in the first Contract Year.

c. "Event" shall mean any men's and/or women's beach volleyball tournament or exhibition or other event, offering prize money or anything of value (unless reasonably determined by the AVP to have no value) to the participants therein.

d. "AVP Event(s)" shall mean any Event owned or operated by the AVP or any Event that otherwise meets AVP sanctioning requirements and is sanctioned by the AVP.

e. "AVP Players" shall mean all players under contract with the AVP.

f. "Handbook" shall set forth (i) the guidelines and code ("Code") governing all non-competition activities of AVP Players, and (ii) the Competition Rules, as defined below. AVP agrees to deliver a copy of the Handbook on or before May 1, 2004. The Handbook, including the Code and Competition Rules, may be revised from time to time by the AVP; provided, however, that AVP agrees that any such revisions shall be discussed in good faith with the Player Group prior to the implementation of any such provisions. In the event of any conflict between the terms and conditions of this Agreement and the Handbook, the terms and conditions of this Agreement shall prevail.

g. "Discussion Group" shall mean a group consisting of AVP management and AVP Players (the "Player Group"), such Player Group to be selected by the AVP

Players and to consist of both men and women players. The Player Group shall advise AVP management of its recommendations in connection with the following: (i) all Code set forth in Handbook, which recommendations shall be considered in good faith by the AVP; (ii) what changes, if any, to make to the Competition Rules (such changes shall be discussed annually and AVP management agrees to meaningfully and in good faith consider any and all rule changes recommended by the Player Group); and (iii) other issues that AVP Players would like to see addressed by AVP management.

h. "Competition Rules" shall be developed by AVP management after meaningful consultation with the Player Group and shall govern the competition and game, and shall be set forth in the Handbook.

2. TERM OF AGREEMENT

Unless sooner terminated as provided herein, this Agreement shall remain in full force and effect from the date of execution until December 31, 2008 (the "Term").

3. PLAYER HANDBOOK

The AVP and PLAYER agree that any Handbook adopted by the AVP is incorporated herein by reference and is part and parcel of this Agreement. The Competition Rules set forth in the Handbook, shall be, unless otherwise indicated, construed in conjunction with this Agreement and binding as if set forth in this Agreement. Further, the AVP and PLAYER agree that the Code and the Competition Rules set forth in the Handbook may be modified, amended, deleted and/or added to at any time by AVP management after meaningful consultation with the Player Group. For any violation of the Code in the Handbook, PLAYER acknowledges and agrees that the AVP shall have the right to impose such fines and/or disciplinary action upon PLAYER as it deems necessary or appropriate in its sole discretion, and deduct the amount thereof from any monies due or that will become due to PLAYER during the Term of this Agreement; provided, however, that AVP agrees to meaningfully discuss with the Player Group in advance any disciplinary action that involves fines over $500, suspension and/or expulsion. Notwithstanding anything to contrary contained in this Section 3 or elsewhere in this Agreement, in the event of any conflict between the terms and conditions of this Agreement and the Handbook, the terms and conditions of this Agreement shall prevail.

4. PLAYER'S DUTIES

a. Subject to the other provisions hereof (including, without limitation, Section 4.d. below), PLAYER shall not participate (e.g., serve as "host", lend PLAYER's name and/or image or participate in an Exhibition or demonstration) or compete in any Event other than an AVP Event. In the event PLAYER breaches the terms set forth in this Paragraph 4.a., PLAYER shall be subject to fines, suspensions and/or expulsion as set forth in the Handbook.

b. Notwithstanding Paragraph 4.a. above, if PLAYER wishes to participate and compete in any non-AVP or non-AVP-sanctioned Event, PLAYER shall have the right to seek dispensation to play in such Event. In order to qualify for dispensation hereunder, PLAYER shall notify AVP, in writing, at least thirty (30) days prior to the date of such Event. PLAYER shall neither participate nor compete in such Event without specific

______ AVP ______ PLAYER

written authorization from AVP. The AVP shall notify PLAYER of its decision regarding authorization within ten (10) days of receipt of written request. Said request for dispensation shall be deemed rejected unless PLAYER specifically receives a written notice from AVP management authorizing PLAYER to play in such Event. AVP's decision regarding authorization to play in any non-AVP or non-AVP-sanctioned Event shall be final and binding, but AVP shall consider in good faith any requests to play in other Events for which Player seeks dispensation including, but not limited to, FIVB-sanctioned Events. In addition to any and all other rights or remedies that the AVP may have pursuant to this Agreement or otherwise, if PLAYER participates in any non-AVP or non-AVP-sanctioned Event without written authorization as set forth herein, PLAYER shall be subject to fines, suspension and/or expulsion as set forth in the Handbook.

c. If PLAYER's entry ranking (i.e., last 6 finishes over the past 365 days) is among the top thirty-two (32) men or top thirty-two (32) women AVP Players on the Monday prior to any AVP Event during the Term, PLAYER shall be required to attend and compete in each and every such AVP Event unless PLAYER has received prior written dispensation from AVP management to not play in such Event either as provided in Section 4.b. above or as hereinafter provided. The foregoing requirement shall not apply unless an AVP Event offers a minimum of $125,000 in aggregate prize money for AVP Events taking place in 2004, a minimum of $150,000 in aggregate prize money for AVP Events taking place in 2005-2006, and a minimum of $200,000 in aggregate prize money for AVP Events taking place in 2007-2008. In order to receive written dispensation to not play in one or more AVP Events as required pursuant to this Section 4.c., PLAYER shall submit one or more requests for dispensation in writing to AVP management as soon as possible following the release of the AVP Tour schedule but in any event promptly following PLAYER's knowledge of the circumstances that might prevent PLAYER from participating in such AVP Event; provided, however, that if PLAYER's entry ranking is not among the top thirty-two (32) men or women AVP Players at the time of release of the AVP Tour schedule but PLAYER achieves an entry ranking in the top thirty-two (32) at anytime during the season, PLAYER shall submit any requests for dispensation to AVP management within seven (7) business days of AVP posting such ranking on the AVP website (or promptly following PLAYER's knowledge of the circumstances that might prevent PLAYER from participating in such AVP Event if PLAYER becomes aware of such circumstances after AVP's posting of such ranking on the AVP website). AVP management will inform PLAYER of its decision regarding dispensation within ten (10) days of receipt of written request. All issues regarding emergency dispensation, health-related dispensation or dispensation for other circumstances beyond the control of PLAYER shall be governed by the provisions of the Handbook. AVP's decisions regarding dispensation to not play in any AVP Events shall be final and binding in all circumstances.

d. The provisions of Paragraphs 4.a., 4.b. and 4.c. of this Agreement notwithstanding:

(1) To the extent that Olympic qualification is determined by performances in events other than AVP Events, AVP agrees that PLAYER shall be granted sufficient dispensations in order for PLAYER and PLAYER's partner to be able to compete in the minimum number of events necessary to qualify for the 2008 Summer Olympics in Beijing, China.

(2) AVP agrees that PLAYER will be granted dispensation in order for PLAYER to play in (i) the three FIVB Grand Slam Events (i.e., France, Austria, and Germany) and the 2005 and 2007 World Championships taking place outside of the United States; (ii) the 2008 Summer Olympics in Beijing, China; and (iii) any other FIVB Events which do not conflict with an AVP Event.

(3) PLAYER is hereby granted dispensation to play in any and all non-televised exhibitions (regardless of whether or not such exhibitions are sanctioned by the AVP) unless such exhibitions "conflict" with any AVP Event (including any AVP sponsor). An exhibition shall be deemed in "conflict" with an AVP Event only if AVP management reasonably concludes that the proximity of such exhibition in time or place to an AVP Event could negatively impact the attendance at or public or media interest in such AVP Event or such exhibition could otherwise materially negatively impact the AVP's business interests, including the AVP's relationship with a sponsor.

e. PLAYER agrees to wear only clothing articles defined in the Handbook as acceptable uniforms during AVP Events. Further, PLAYER agrees to wear the following during all Events:

(1) During all AVP Events (including AVP-sanctioned Events), AVP management shall have the right to cause PLAYER to wear either (i) a uniform consisting of tour specific apparel on the top (e.g., t-shirt, tank top, sports bra, etc.) (the "Uniform"); or (ii) up to two patches on the top and/or bottom consisting of the AVP logo and/or AVP sponsors' logos (the "Patches"); provided, however that AVP agrees that (i) any Uniform shall not consist of sleeves that would block the upper arm tattoos granted to PLAYER pursuant to Section 4.i.(3) below; and (ii) in the case of the Patches only, the Patches shall not include the logo of any apparel or sunglass sponsor of the AVP. The size of the Patches shall be as set forth in the Handbook but shall not exceed nine (9) square inches (but with respect to bottoms, the size of the Patches shall be commensurate with the size of the bottom) and shall not depict the names and/or logos of more than two (2) AVP Tour sponsors. The AVP agrees to provide PLAYER with said Uniform or Patches prior to the beginning of each season or Event(s) or as necessary. In addition to the Uniform or the Patches, AVP shall also have the right to cause PLAYER to wear AVP or sponsored warm-ups or similar clothing when PLAYER enters the court and during warm-ups for the matches. The foregoing provisions of this Paragraph 4.e.(1) notwithstanding, the following shall apply: In the event that the AVP causes PLAYER to wear a Uniform and such Uniform is sponsored by an apparel manufacturer, AVP agrees that if the Uniform contains the apparel manufacturer's logo, the size of such logo shall be consistent with the size of such apparel manufacturer's customary logo but in any event such apparel manufacturer's logo shall be no larger than nine (9) square inches. With the exception of the apparel manufacturer limitation set forth in the preceding sentence, there shall be no size limitation with respect to any other AVP sponsor logo on the Uniform.

(2) In the event that PLAYER is permitted to play in any non-AVP or non-AVP-sanctioned Event pursuant to this Agreement, AVP management shall have the right to cause PLAYER to wear a clothing or body patch depicting the

______ AVP ______ PLAYER

official AVP logo or insignia. The size of said patch shall not exceed nine (9) square inches and shall not include the names of and/or logos of any AVP Tour sponsor other than the official "umbrella" sponsor of the AVP Tour. AVP agrees to provide PLAYER with said patch prior to the beginning of each season or Event(s) or as necessary. PLAYER's obligation to wear the official AVP logo or insignia at non-AVP Events or non-AVP-sanctioned Events as provided in this Paragraph 4.e.(2) shall be subject to any restrictions of the FIVB or other applicable national bodies or other organizations governing such Events.

In addition to any and all other rights or remedies that the AVP may have pursuant to this Agreement, if PLAYER fails to comply with any provision of this Paragraph 4.e., PLAYER shall be subject to fines and/or suspensions as set forth in the Handbook.

f. In addition to complying with the Code as set forth in the Handbook, PLAYER shall at all times during the Term observe and comply with all written and issued requirements of the AVP regarding conduct of AVP Players.

g. PLAYER shall report to AVP Events at such times and places as reasonably designated by the AVP and conduct himself/herself according to the highest standards of honesty, morality, fair play and sportsmanship. PLAYER also agrees to abstain from any behavior or conduct that the AVP determines in its reasonable, good faith business judgment to be detrimental to the best interests of the sport of beach volleyball and/or the AVP including, but not limited to, publicly expressing or publishing remarks which are, in the reasonable opinion of the AVP, derogatory or contrary to the best interests of the AVP, its officers, directors, players/members, sponsors and/or promoters. In addition to any and all other rights and remedies that the AVP may have pursuant to this Agreement or otherwise but subject to Section 3 above, failure to comply with these duties may result in fines, suspensions and/or expulsions from AVP Events as set forth in the Handbook.

h. Upon AVP's request, PLAYER agrees to the following:

(1) PLAYER consents to and agrees to make himself/herself reasonably available for interviews by representatives of the media conducted at reasonable times, including without limitation, interviews before, during and after Events, as well as during the off-season (it being acknowledged that such interviews shall be subject to PLAYER's professional availability; provided, however, that PLAYER shall use reasonable best efforts to arrange his/her schedule so as to make himself/herself available). In the event that such interviews take place outside of PLAYER's home city at a location independent of an AVP Event, AVP agrees to provide all transportation and other reasonable travel-related expenses required in connection with such interviews.

(2) Upon request but subject to the limitation set forth in 4.h.3. below, PLAYER shall participate in all other reasonable promotional activities of the AVP and shall execute releases and such other documents as reasonably requested by AVP to allow AVP to carry out such promotional activities. In the event that such promotional activities take place outside of PLAYER's home city at a location independent of an AVP Event, AVP agrees to provide all

transportation and other reasonable travel-related expenses required in connection with such promotional activities.

(3) PLAYER shall make himself/herself available for up to fifteen (15) personal appearances per Contract Year, at reasonable times, in support of the AVP, AVP sponsors or licensees and/or the sport of beach volleyball. AVP shall give PLAYER as much advance notice as is reasonably possible of all appearances. All such appearances shall be subject to PLAYER's professional availability (provided that PLAYER shall use reasonable best efforts to arrange his/her schedule so as to make himself/herself available). The appearances will vary in nature, but may include, without limitation, the following: signing autographs, participating in media interviews, participating in photo sessions, participating in clinics, attending an AVP All-Star Event or World Championship Event, participating in Internet "chats," appearing in public service announcements or AVP-related promotional spots, attending trade shows, attending sales meetings with prospective AVP sponsors (unless such sponsors conflict with any agreements between PLAYER and PLAYER's individual sponsors), attending sponsors' promotional activities in connection with AVP Events (unless such sponsors conflict with any agreements between PLAYER and PLAYER's individual sponsors), meeting with AVP league personnel, meeting and greeting AVP guests and performing similar duties. In the event that an appearance by PLAYER pursuant to this Paragraph 4.h. is independent of a regularly scheduled AVP Event in which PLAYER is otherwise participating, AVP agrees to pay for PLAYER reasonable pre-approved (in writing) costs and expenses incurred by PLAYER in connection with such appearance (e.g., if PLAYER is requested to arrive for an appearance in an Event city a day prior to PLAYER's scheduled arrival, upon prior written approval, AVP shall pay for the additional night in a hotel, receive per diem for that day, and be reimbursed for any approved increase in air fare, but PLAYER will not be reimbursed for original air fare). During each such appearance on behalf of the AVP, PLAYER may be required to wear apparel and footwear supplied by the AVP (it being acknowledged that such apparel and footwear shall be reasonable and appropriate) unless such products conflict with any pre-existing sponsor agreements PLAYER may have. In the event PLAYER is requested to make more than fifteen (15) appearances in any given Contract Year, AVP and PLAYER shall negotiate compensation for such additional appearances in good faith. In addition to any and all rights or remedies that the AVP may have pursuant to this Agreement or otherwise, Player shall be subject to fines, suspensions and/or expulsion, as set forth in the Handbook, should PLAYER fail to show at any scheduled appearance or cancel with less than forty-eight (48) hours notice except to the extent such failure is due to reasons beyond PLAYER's control.

i. In the event PLAYER enters or has entered into one or more sponsorship agreements, such sponsorships must comply with the following:

(1) PLAYER shall be free to wear any and all sponsor logos and identifications (irrespective of whether or not such logos or identifications are competitive with any AVP sponsor) anywhere that is away from an AVP Event or AVP promotional activity (e.g., PLAYER shall be free to enter into an

agreement with a third party to appear in such third party's television commercial, print advertisement, etc.).

(2) PLAYER shall not wear any sponsor logo or other identifications which AVP deems competitive with any AVP sponsor while PLAYER is present at any AVP Event or AVP promotional activity, except as follows:

(A) PLAYER shall be free to wear any corporate logos or other identifications of an apparel manufacturer or sunglass manufacturer (even if such apparel manufacturer or sunglass manufacturer is competitive with an AVP sponsor) provided such logos or identifications are in accordance with subparagraphs 4.i.(3) and (4) below. In addition, PLAYER shall be entitled to wear a watch of any manufacturer during competition at AVP Events.

(B) By February 1st of each Contract Year (excluding the 2001 Contract Year), AVP shall notify PLAYER which sponsorship categories (in addition to apparel, sunglasses and watches) are "available" for PLAYER to enter into sponsorship agreements in which PLAYER is free to wear corporate logos or other identifications at AVP Events and/or AVP promotional activities (provided such logos or identifications are in accordance with Paragraphs 4.i.(3) and (4) below). AVP agrees that all categories shall be deemed "available" unless the AVP either has a sponsorship agreement in place with a company in a category or is currently negotiating with a company in a sponsorship category. If AVP is in negotiations with such company but AVP does not enter into a sponsorship agreement with such company on or before March 1st of the applicable Contract Year, AVP shall notify PLAYER promptly of such fact and such applicable sponsorship category shall be deemed "available" to PLAYER. Notwithstanding the foregoing, AVP shall not be entitled to withhold a sponsorship category unless such sponsor (or potential sponsor in the case where negotiations are ongoing) is a national sponsor that is being granted (or offered in the case where negotiations are ongoing) category exclusivity for the entire AVP Tour schedule for the applicable Contract Year. Further, to the extent that a sponsorship category is deemed "available" to PLAYER pursuant to the terms hereof but AVP subsequently enters into an agreement with a sponsor for the "available" sponsorship category, such category shall no longer be deemed available to PLAYER unless PLAYER has entered into an agreement with a sponsor in such sponsorship category after the time that such sponsorship category was deemed "available" to PLAYER but before AVP notified PLAYER that AVP had entered into an agreement with a sponsor in such sponsorship category and had granted such sponsor category exclusivity for the entire AVP Tour schedule (or the remaining portion of the AVP Tour schedule if the AVP Tour season has already commenced).

(3) Subject to Paragraph 4.i.(2) above, PLAYER shall have the right to wear up a maximum of four (4) patches on his/her bottoms (or other places as mutually approved by PLAYER and AVP, taking into consideration the fact that men's

_______ _______
AVP PLAYER

bottoms have more space available for patches than women's bottoms), two (2) body tattoos, two (2) armbands, one wristwatch and one hat/visor/headband during AVP Events. With respect to the foregoing, AVP agrees to consider in good faith requests by PLAYER to wear additional patches, tattoos or armbands and shall not reject such requests unless AVP reasonably determines that such additional patches, tattoos or armbands would be detrimental to the Tour and/or sport.

(4) Subject to Paragraph 4.i.(2) above, PLAYER shall have the right, to place a maximum of two sponsors logos or identification on PLAYER's towels.

All sponsorship or licensing agreements entered into by PLAYER during the Term must (1) include an express provision subjecting such agreement to this Agreement, and (2) be submitted to the AVP before taking effect for verification by the AVP that such agreement is in compliance with the provisions hereof, it being understood that such submission is solely to determine compliance with the provisions hereof, that such agreements may only be disapproved by the AVP for violations of any provisions herein and that PLAYER shall have the right to redact all financial and other confidential information.

5. <u>PLAYER'S GRANT OF RIGHTS</u>

a. PLAYER hereby grants, assigns, and licenses for the Term of the Agreement to AVP or any AVP designated entit y(ies) (e.g., sponsors and media partners), the non-exclusive right to use, display or otherwise exploit Player's name and/or likeness, including his/her photograph, digital image, motion picture, video, voice, facsimile signature or biographical information ("Licensed Player Identity") in connection with AVP media and tour sponsorships, promotions and/or endorsements (including commercial tie-ins). AVP specifically acknowledges and agrees that sponsors of the AVP shall not have the right to utilize the Licensed Player Identity in such a way that the use of the Licensed Player Identity through media, sponsorships, promotions and/or endorsements (including commercial tie-ins) could be reasonably construed as an individual endorsement by PLAYER of any product, service, or entity of such sponsor(s).

b. PLAYER hereby grants, assigns, and licenses, in perpetuity, to AVP or any AVP designated entity(ies), the exclusive right to photograph, record, tape, display, publish, promote and broadcast (either live or recorded) Player's performance at any AVP Event.

c. PLAYER acknowledges that the AVP owns all right, title and interest in and to and uses in any way of the names, logos, marks and/or insignia of the "Association of Volleyball Professionals", "AVP" and "AVP Tour", as well as "AVPNext" and "AVP Cares". In this connection, PLAYER agrees that he/she will not use his/her endorsement (which shall include PLAYER's name, signature, photograph, picture, likeness or any facsimile thereof), nor grant the use of his/her endorsement to any third party, for the purpose of endorsing any product or company, or entering into a sponsorship or licensing agreement that uses the name, logos, marks and/or insignias of "AVP", "Association of Volleyball Professionals," "AVP Tour", "AVPNext and/or "AVP Cares" without the express written approval of the AVP.

d. PLAYER grants to AVP or any AVP designated entity(ies) all his/her media rights including, but not limited to, television, internet, home video, and film, for any

______ ______
AVP PLAYER

AVP Event, any AVP-related appearance, and/or any practice at an AVP Event (i.e., excluding private practices of PLAYER) in which PLAYER participates, and acknowledges that any such AVP Event, any such AVP-related appearance, and/or any such practice at an AVP Event shall be the exclusive property of AVP and that AVP has exclusive right to exploit such rights on its own behalf in perpetuity throughout the Contract Territory. AVP specifically acknowledges and agrees that sponsors of the AVP shall not have the right to utilize the media rights granted to AVP and AVP designated entities pursuant to this Section 5.d. in such a way that the use of such media rights could be reasonably construed as an individual endorsement by PLAYER of any product, service, or entity of such sponsor(s).

e. PLAYER grants to AVP the right to capture, take, create or use PLAYER's picture or image (whether still, motion, video, digital or television), alone or together with others, for still photographs, digital images, motion pictures, television or home videos or other broadcast uses. AVP may use such pictures or images, irrespective of who takes such pictures or images, in any manner it desires for publicity or promotional purposes for the AVP throughout the Contract Territory, or in conjunction with any uses as provided for herein. The rights to any such pictures taken by AVP shall belong to AVP in perpetuity. Further, PLAYER acknowledges and agrees that the AVP shall own all rights and interests in the film, digital, television and video footage, as well as all still photography, produced or taken at, or in conjunction with, any AVP Event, any AVP-related appearance, and/or any practice at an AVP Event. Notwithstanding the foregoing, AVP specifically acknowledges and agrees that third party sponsors of the AVP shall not have the right to utilize PLAYER's picture or image in such a way that the Licensed Player Identity could be reasonably construed as an individual endorsement by PLAYER of any product, service, or entity. In connection with the foregoing sentence, AVP agrees to notify third party sponsors of such restriction on use of PLAYER's Licensed Player Identity (it being acknowledged that inadvertent failure to notify such third party sponsor shall not be deemed a breach by AVP hereunder but PLAYER shall have the right to pursue any and all available remedies directly against such sponsor).

f. PLAYER will autograph such items as reasonably requested by the AVP. All items to be personalized and autographed will be supplied by the AVP and may be used by the AVP as business gifts, promotions or charitable auction items; provided, however, that the AVP may not sell any such personalized and autographed items for cash without the prior written approval of PLAYER.

6. GRANTING OF GROUP LICENSING RIGHTS

a. PLAYER hereby grants AVP or a AVP designated entity the use of and right to use in any manner, throughout the Contract Territory, the Licensed Player Identity, in connection with manufacturing, having manufactured, selling, using or otherwise dealing with (i) all products and/or services, without regard to whether such use includes sponsor identification, if the product or service utilizes the Licensed Player Identity of ***three or more*** AVP Players and is intended to promote, market or exploit *(x)* the AVP and/or its Events, (*y*) the sport of beach volleyball, or (*z*) any telecast or broadcast of such Events ("Licensed Products"); and (ii) all promotional programs, such as premium programs, fashion shows, fan clubs, travel programs, television and internet programming, and promotion of sponsors and retail stores approved by the AVP. With respect to (i) and (ii) above, AVP (or an AVP-designated entity) shall be a non-exclusive group licensing agent for PLAYER; provided, however, that PLAYER agrees that PLAYER shall not have the

right to utilize his/her individual Licensed Player Identity in conjunction with two or more other players' Licensed Player Identities in any way that would compete or conflict with the Licensed Products. AVP shall use reasonable good faith efforts to consult with PLAYER regarding specific uses of Licensed Player Identity. In connection with such group licensing rights, AVP agrees that it shall not grant any licensee the right to utilize the individual Licensed Player Identity in such a way that the Licensed Player Identity would be deemed to be an individual endorsement of any product, service, or entity (it being acknowledged that utilizing PLAYER's name and/or likeness, together with two or more other players' names and/or likenesses, in connection with a product or the packaging thereof would not be deemed an individual endorsement).

b. AVP shall contribute twenty percent (20%) of all AVP group licensing "net" revenue into a bonus pool to be paid out each Contract Year as determined by the Player Group after consultation with the AVP ("Group Net Licensing Revenue"). Group Net Licensing Revenue shall mean all any and all licensing revenue received by AVP in connection with the sale or license of the Licensed Products pursuant to Section 6.a. above less only AVP's direct, out-of-pocket costs in connection with any such licensing (e.g., third party licensing agent commissions). Such Group Net Licensing Revenue shall include net revenue received by AVP from any and all AVP merchandising which includes the names and/or likenesses of three or more players (including, without limitation, "jerseys" with AVP players' names and/or numbers attached).

c. AVP agrees that the group licensing rights granted to the AVP pursuant to this Paragraph 6 shall be subject to any pre-existing licensing agreements (as opposed to sponsorship agreements) that PLAYER has in effect at the time of signing of this Agreement. PLAYER shall provide written documentation of such pre-existing licensing agreements to the AVP within thirty (30) days of PLAYER's execution of this Agreement for the provisions of this Paragraph 6 to apply.

7. AVP OBLIGATIONS

a. AVP shall provide PLAYER with the opportunity to participate in a Tour, including AVP-sanctioned Events, during each Contract Year of the Term with the following **minimum** aggregate prize money for men's and women's competitions in the form of purses, prize money, bonus pool or other cash benefits (collectively, "Prize Money"):

(1) 2004 Contract Year: At a minimum, an aggregate of $1,500,000 in Prize Money.

(2) 2005 Contract Year: At a minimum, an aggregate of $3,000,000 in Prize Money.

(3) 2006 Contract Year: At a minimum, an aggregate of $3,500,000 in Prize Money.

(4) 2007 Contract Year: At a minimum, an aggregate of $4,000,000 in Prize Money.

______ AVP ______ PLAYER

(5) 2008 Contract Year: At a minimum, an aggregate of $4,500,000 in Prize Money.

For purposes of the 2004-2008 Contract Years, the AVP agrees that the Tour shall consist of a minimum of ten (10) men's competitions and ten (10) women's competitions per Contract Year. In order for an AVP event to "count" for purposes of determining whether or not the Tour meets the guaranteed minimum prize money and consists of such minimum number of competitions, the applicable competition must offer no less than $125,000 in aggregate prize money in 2004, $150,000 in aggregate prize money in 2005-2006, and $200,000 in aggregate prize money in 2007-2008.

In the event AVP fails to meet its contractual obligations under this Paragraph 7.a., PLAYER shall have the right to terminate this Agreement as PLAYER's sole and exclusive remedy and PLAYER shall not be entitled to a remedy at law for damages; provided, however, that PLAYER shall be entitled to a remedy at law for damages if PLAYER has earned prize money in connection with an AVP Event but has not been paid as provided in the following paragraph.

AVP shall administer, provide and distribute prize money and benefits to PLAYER and shall arrange for prize money to be available for pick-up within one (1) week of the date in which said prize money was earned.

b. In addition to the Prize Money set forth above, AVP agrees to provide an aggregate of 968,233 options in the AVP (exercise price of $1.06 per share) in the form of a bonus pool for eligible AVP Players (the "Option Bonus Pool"). Fifty percent (50%) of the Option Bonus Pool shall be allocated to the women AVP Players and fifty percent (50%) of the Option Bonus Pool shall be allocated to the men AVP Players. The Option Bonus Pool shall be distributed to the eligible AVP Players based upon their results in AVP Events; provided, however, that AVP agrees to consult meaningfully and in good faith with the Player Group with respect to the specific procedure and criteria to be used to determine the amount of options that shall be payable to each eligible AVP Player. In order to be eligible to participate in the Option Bonus Pool, PLAYER must sign and deliver this Agreement to the AVP on or before May 1, 2004. All options granted to PLAYER pursuant to the Option Bonus Pool shall vest immediately following PLAYER's signing of the AVP Stock Option Agreement which Stock Option Agreement shall be provided to PLAYER by AVP within a reasonable period of time following the determination of how many options shall be granted to each eligible AVP Player.

c. AVP shall provide certain medical benefits to players ranked at a certain position or higher. With respect to 2004, the medical benefits shall (i) cover the top 100 ranked men and top 100 ranked women AVP Players as of January 1, 2004 provided such AVP Players have signed this Agreement and delivered it to AVP on or before May 1, 2004; and (ii) provide for a $100 annual deductible, no co-payment and a cap of $50,000 for reimbursed medical costs. AVP will use good faith efforts to provide similar medical benefits for the remaining years of the Term provided such medical benefits are available on terms and conditions and at premiums consistent with the terms and conditions and premiums of the 2004 medical benefit policy.

d. AVP management shall use reasonable commercial efforts to minimize conflicts between the AVP Tour schedule and the FIVB announced tour schedule. Each Contract

_____ AVP _____ PLAYER

Year, AVP management shall attempt to work with the FIVB to ensure that the schedules of the AVP and FIVB are coordinated in such a way that the most important FIVB and AVP Events are free from major conflicts with the other's tour schedule. Further, AVP agrees to use its good faith efforts to inform PLAYER of the proposed Tour schedule for the Contract Year in the month of January of such Contract Year.

e. AVP management shall provide PLAYER with a copy of the Handbook, including Competition Rules, as the same become available.

f. AVP shall contribute to the advancement of the sport of beach volleyball to the extent possible by, among other things, packaging AVP Events for television and publishing a media guide/magazine designed to promote individual AVP players and to enhance the sport of beach volleyball.

g. AVP shall use reasonable efforts to provide group benefits to PLAYER such as travel discounts, hotel discounts, and merchandise and equipment discounts and giveaways, as such benefits become available.

h. AVP shall provide on-site health care at each AVP Event which health care shall include qualified medical personnel to attend to athletic and related injuries.

i. AVP shall use sites for AVP Events which meet the AVP minimum sanctioning requirements and AVP shall arrange for security for all AVP Events and AVP-requested appearances.

8. WAIVER

a. PLAYER hereby releases and waives every claim he/she has or may have against AVP, and AVP Indemnitees (as set forth below) or any designated representative, agent or contractor of AVP arising out of or in connection with: (a) any unsportsmanlike conduct occurring, on or adjacent to the playing area, during the course of any practice, exhibition, appearance on behalf of the AVP and/or its sponsor, or Event; (b) spectator viewing or involvement; (c) any injury occurring to himself/herself arising as a result of participating in any practice, exhibition or Event, PLAYER being fully and completely aware of the potential risks and dangers incidental to participating in the sport of beach volleyball and specifically assuming the risk himself/herself for participating in such practice, exhibitions, appearance on behalf of any AVP sponsor, appearance on behalf of the AVP or Events; and (d) any claims or actions that PLAYER has or may have or that have been instituted at the time this Agreement is entered into. Nothing contained in this Paragraph 8.a. shall be deemed a waiver of PLAYER's right to indemnification from third parties under Paragraph 10.b. below or PLAYER's available remedies for AVP breaches under Paragraph 12.b. below. The foregoing waiver by PLAYER shall not apply to any gross negligence or willful misconduct by AVP.

b. AVP hereby releases and waives every claim AVP has or may have against PLAYER or that have been instituted against PLAYER at the time this Agreement is entered into. Nothing contained in this Paragraph 8.b. shall be deemed a waiver of AVP's right to indemnification from third parties under Paragraph 10.a. below or AVP's available remedies for PLAYER breaches under Paragraph 12.a. below. The foregoing

waiver by AVP shall not apply to any gross negligence or willful misconduct by PLAYER.

9. REPRESENTATIONS AND WARRANTIES

a. PLAYER hereby represents and warrants that:

(1) PLAYER has all due right, authority and title to enter into and deliver this Agreement and perform all of the obligations of PLAYER hereunder, including, without limitation, granting to AVP the licenses as set forth herein free and clear of any claims, liens, charges, offsets or rights.

(2) The execution and performance of this Agreement does not violate or conflict with any contract or agreement to which PLAYER has entered into, or to which PLAYER is otherwise bound, including, without limitation, any agreement or arrangement to which PLAYER has entered into with any other party or parties.

(3) PLAYER has not directly or indirectly granted, assigned, encumbered, transferred, conveyed, assigned or otherwise disposed of any rights or claims granted under or in connection with this Agreement. PLAYER does not require the consent of any other party to enter into and perform PLAYER'S obligations or to otherwise bind the parties hereto as contemplated herein, and PLAYER has not taken any action, or refrained from taking any action which might impair the full exercise by AVP of any or all of such rights.

(4) The exercise of any rights herein by AVP, as contemplated herein, will not violate, conflict with or infringe upon any rights of any nature of any other party or parties, including, without limitation, any person, entity, professional association.

(5) PLAYER has carefully read and fully understands all of the provisions of this Agreement, and knowingly and voluntarily agrees to all of the terms set forth herein and knowingly and legally intends to be bound by the terms hereof..

b. AVP hereby represents and warrants that:

(1) AVP has all due right, authority and title to enter into and deliver this Agreement and perform all of the obligations of AVP hereunder.

(2) The execution and performance of this Agreement does not violate or conflict with any contract or agreement to which AVP has entered into, or to which AVP is otherwise bound, including, without limitation, any agreement or arrangement to which AVP has entered into with any other party or parties.

(3) AVP does not require the consent of any other party to enter into and perform AVP's obligations or to otherwise bind the parties hereto as contemplated herein.

______ AVP ______ PLAYER

(4) AVP has carefully read and fully understands all of the provisions of this Agreement, and knowingly and voluntarily agrees to all of the terms set forth herein and knowingly and legally intends to be bound by the terms hereof.

10. INDEMNIFICATION

a. Except to the extent that AVP is in breach hereunder, PLAYER shall and does hereby agree, at his/her sole cost and expense, to indemnify, save and hold harmless AVP, its officers, directors, employees, shareholders, consultants, and representatives, and each of their respective successors, affiliates, licensees, assigns, agents, and representatives (collectively, "AVP Indemnitees") from and against any and all claims, demands, causes of action, obligations, liabilities, losses, fines, penalties, damages, costs and expenses (including, without limitation, reasonable attorneys' fees, expert witness fees, and other costs of enforcement), incurred by or on behalf of an AVP Indemnitee as a result of or arising out of or by virtue of any breach of any warranties, representations, covenants or agreements herein made by PLAYER, including, without limitation, the use and exploitation by AVP of any rights granted by PLAYER hereunder.

b. Except to the extent that PLAYER is in breach hereunder, AVP shall and does hereby agree, at its sole cost and expense, to defend, indemnify, save and hold harmless PLAYER and his/her heirs, assigns, agents and representatives ("PLAYER Indemnitees") from and against any and all claims, demands, causes of action, obligations, liabilities, losses, fines, penalties, damages, costs and expenses arising out of (i) AVP's use of PLAYER in AVP Events and promotions, or (ii) any breach of any warranties, representations, covenants or agreements herein made by AVP or from the use and exploitation by PLAYER of rights granted hereunder.

11. TERMINATION

a. Without waiving any other rights or remedies available to AVP at law or in equity (including, without limitation, the remedies set forth in Paragraph 12 below), AVP shall have the right to immediately terminate this Agreement upon written notice to PLAYER, at AVP's sole election, in the event that AVP determines in its reasonable business judgment that, during the Term hereof:

(1) PLAYER fails, refuses or neglects to conform his/her personal conduct to standards of good citizenship, good sponsorship or good moral character, or to obey AVP rules and regulations, as such rules and regulations may be amended from time to time by AVP in its reasonable discretion;

(2) PLAYER is charged with any illegal act constituting a felony offense or any criminal charge or claim involving illegal substance possession or abuse or any crime involving moral turpitude;

(3) PLAYER is involved in the commission of any act which shocks or offends the community or which manifests contempt or disregard for public morals and decency;

(4) PLAYER takes any action which disparages, or is an attempt to disparage, the AVP, the Tour or AVP management;

(5) PLAYER fails, refuses or neglects to render his/her services hereunder; or

(6) PLAYER materially breaches this Agreement in any manner whatsoever; provided, however, that in the event that such breach is of a nature that is curable, PLAYER shall have five (5) days following written notice by AVP of such breach to fully cure such breach.

b. PLAYER shall have the right to terminate this Agreement, if (i) a court of competent jurisdiction makes an adjudication that AVP is guilty of a felony as determined in such applicable jurisdiction; or (ii) AVP materially breaches this Agreement, and fails to cure such breach within thirty (30) days of written notice thereof by PLAYER (or five (5) business days of written notice thereof in the event of breach for failure to pay prize money earned by PLAYER).

12. OTHER REMEDIES

a. AVP Remedies: The parties hereto acknowledge and agree that the rights and obligations of PLAYER hereunder are of a special, unique, unusual and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in an action at law. Accordingly, AVP may seek, but shall not be limited to, equitable relief by injunction or otherwise, in the event of a breach by PLAYER hereunder.

b. PLAYER Remedies: In the event of a breach by AVP of any of the provisions of this Agreement (including AVP's failure to pay prize money earned by PLAYER and/or failure by AVP to distribute Group Net Licensing Revenue), PLAYER shall be limited to PLAYER's remedy at law for damages, if any, and in no event shall PLAYER be entitled to enjoin or restrain the AVP from operating the AVP Tour or any Event. Notwithstanding the foregoing, PLAYER's remedy for AVP's breach of subparagraph 7.a. above regarding aggregate minimum prize money and/or minimum number of events, PLAYER's sole remedy shall be termination of the Agreement.

13. ASSIGNABILITY

a. AVP shall have the right to sell, exchange, assign, sublicense or transfer its rights and duties under this Agreement, in whole or in part, to any financially responsible person and/or entity, including, but not limited to, AVP sponsors, promoters, equity partners, or franchise holders of individual Events. PLAYER agrees to accept such sale, exchange, assignment or transfer and faithfully perform and carry out this Agreement with the same force and effect as if it has been entered into by Player with the assignee instead of with the AVP. In the event of any such sale, exchange, assignment, sublicense or transfer by AVP of its duties hereunder, AVP agrees that it shall require such person and/or entity to assume such duties in writing.

b. PLAYER shall not grant, assign, encumber, or otherwise dispose of or make any assignment of PLAYER's rights hereunder without the prior written consent of AVP, which consent AVP shall consider in good faith (with AVP's decision final) with respect to an assignment by PLAYER of the right to receive any prize money or other consideration due to PLAYER hereunder.

14. NOTICES

All notices, statements, consents, approvals, documents and other communications to be given hereunder shall be in writing and shall be deemed given when delivered in person, via facsimile or via electronic mail (with follow-up facsimile) or two (2) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as follows:

If to AVP:

6100 Center Drive
Ninth Floor
Los Angeles, CA 90045
Attention: Chief Operating Officer

If to PLAYER:

____

____

____

or at such other address as either party may specify from time to time.

15. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between PLAYER and AVP and cannot be altered or modified except by an agreement in writing signed by both parties. Upon its execution, this Agreement shall supersede all prior negotiations, understandings and agreements, whether oral or written, and such prior agreements (including, without limitation, any prior signed or unsigned versions of the AVP Player Agreement or any Addendum thereto) shall thereupon be null and void and without further legal effect. The parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties.

16. SEVERABILITY

Every provision of this Agreement is severable. If any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement, and any modification shall be limited only to the extent necessary to conform to the law.

17. GOVERNING LAW

_____ AVP _____ PLAYER

This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the fact that any of the parties hereto may be or may become a resident of a different state of jurisdiction. The parties hereto expressly agree to exclusive venue in Los Angeles, California. If either party commences legal action to interpret or enforce the terms of this Agreement as provided hereunder (including, without limitation, an arbitration in accordance with Section 18 below), the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and costs.

18. ARBITRATION

The parties agree that any dispute between them arising out of, based upon or relating to this Agreement (including any termination of this Agreement pursuant to the terms hereof) shall be resolved exclusively by arbitration conducted in accordance with the commercial Rules of the American Arbitration Association then in effect. Such arbitration shall be held in Los Angeles, California. Judgment upon the award rendered shall be final and non-appealable and may be entered in any court having jurisdiction. Subject to Section 17 above, each party shall bear its own expenses arising out of any such proceeding, except that the fees and costs of any arbitrator(s) shall be borne equally by the parties. Notwithstanding the obligations set forth in this paragraph, each party shall be permitted to seek equitable relief from a court having jurisdiction to prevent the unauthorized use or misuse of their respective trademarks, copyrights or other intellectual property rights.

19. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile shall be deemed originals.

20. STANDARD PLAYERS CONTRACT

This Agreement is the standard player's contract for the AVP Tour and AVP represents and warrants that this Agreement is identical to the player contracts being entered into by the AVP with all other professional beach volleyball players.

[SIGNATURE BLOCK ON NEXT PAGE]

______ AVP ______ PLAYER

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year of execution by PLAYER.

PLAYER

______________________________ DATED: ___________________
PRINT NAME

____
PLAYER SIGNATURE

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By: ____________________________ DATED: ___________________

Its: ____________________________